SHAREHOLDER SERVICING PLAN AND AGREEMENT

UNDER THE INVESTMENT COMPANY ACT OF 1940

This is a SHAREHOLDER SERVICES AGREEMENT (the “Plan”) made as of June 17, 2010 by and between Ladenburg Thalmann Alternative Strategies Fund (the “Fund,”), and the distributor for the Fund, Ladenburg Thalmann & Co, Inc. (the “DISTRIBUTOR”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end interval fund which offers for public sale a series of shares of beneficial interest (the "Shares"); and

WHEREAS, the Fund has entered into an Underwriting/Distribution Agreement (the "Distribution Agreement") with DISTRIBUTOR pursuant to which DISTRIBUTOR has agreed to serve as the distributor of the Shares of the Fund; and

WHEREAS, the Fund desires to adopt the Plan pursuant to which the Fund will pay a shareholder servicing fee to DISTRIBUTOR in connection with the servicing of the Shares of the Fund; and

WHEREAS, DISTRIBUTOR desires to serve as distributor of the Shares and to provide, or arrange for the provision of shareholder services pursuant to the Plan;

NOW THEREFORE, the parties agree as follows:

1.  A. The Fund is authorized to pay to DISTRIBUTOR, as compensation for shareholder services and other services under this Plan and Agreement, a shareholder servicing fee at the rate of 0.25% on an annualized basis of the average net assets attributable to the Fund.  Such fees are to be paid by the Fund monthly, or at such other intervals as the Board shall determine. Such fees shall be based upon the applicable Fund's average daily net assets during the preceding month, and shall be calculated and accrued daily.

B. The Fund may pay fees to DISTRIBUTOR at a lesser rate than the fees specified in Section 1.A. of this Plan and Agreement as agreed upon by the Board and DISTRIBUTOR and as approved in the manner specified in subsections (a) and (b) of Paragraph 3 of this Plan.

2.  This Plan shall not take effect with respect to any Fund unless it has been approved, together with any related agreements, by a majority vote, cast in person at a meeting (or meetings) called for the purpose of voting on such approval, of: (a) the Board; and (b) those Trustees of the Trust who are not "interested person" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the "Independent Trustees").

3.  This Plan may continue in full force and effect with respect to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in subsections (a) and (b) of paragraph 2.

4.  DISTRIBUTOR shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to each Fund by DISTRIBUTOR under this Plan and the purposes for which such expenditures were made.

5.  Any Fund may terminate this Plan at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the affected Fund. DISTRIBUTOR may terminate this Plan with respect to any Fund, without payment of penalty, upon sixty (60) days’ written notice to the affected Fund. Notwithstanding the foregoing, this Plan shall terminate automatically in the event of its assignment.

6.  This Plan may not be amended to increase materially the amount of fees to be paid by the Fund unless such amendment is approved by a vote of a majority of the shares of the affected Fund, and no material amendment to the other provisions of this Plan shall be made unless approved in the manner provided for approval and annual renewal in subsections (a) and (b) of Paragraph 3 hereof.

7.  While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Fund shall be made solely at the discretion of the Trustees who are not interested persons of the Fund.

8. As used in this Plan, the terms "majority of the outstanding voting securities," "assignment" and "interested person" shall have the same meanings as those terms have in the 1940 Act.

9. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

10. The Trustees of the Fund and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Plan, and DISTRIBUTOR or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund in settlement of any such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, the Fund and DISTRIBUTOR have executed this Shareholder Servicing Plan and Agreement as of the date first set forth above.

LADENBURG THALMANN ALTERNATIVE STRATEGIES FUND

Attest: /s/ Jim Colantino

By: /s/ Andrew Rogers

Jim Colantino

      Andrew Rogers

            Asst. Treasurer

  President

LADENBURG THALMANN & CO, INC.

As Distributor

Attest: /s/ Philip Blancato

By: /s/ Mark Zeitchick

Philip Blancato

                             Mark Zeitchick

 President